NEW RELIC, INC.
EXECUTIVE OFFER LETTER

This offer letter (this “Agreement”) is entered into by and between Mark Dodds (“Executive”) and New Relic, Inc., a Delaware corporation (the “Company”), with an effective date of August 26, 2022.

We are pleased to offer you the role of Chief Revenue Officer with New Relic. Please review this offer, including the attached agreements to be incorporated in your employment terms. When you are ready to accept, please sign this offer and the attached documents in the places indicated and return them to us via DocuSign.

1.Position and Start Date
You will join New Relic as our Chief Revenue Officer reporting to Bill Staples, Chief Executive Officer. Your employment will begin on October 3, 2022, or other such date as is mutually agreed. You will work out of your home office in Washington and travel to support the Company’s global operations.

2.Salary
Your initial annualized base salary will be $460,000. Your position is classified as exempt from overtime and your salary compensates you for all hours of work.

3.Annual Performance Bonus
In addition, you will be eligible for an annual performance bonus, paid quarterly and targeted at 100% of your annual base salary per year, based on individual, group, and/or corporate goals to be determined during the first month of your employment. The Company reserves the right to terminate or change the bonus program at any time.

4.Equity
In the month following your commencement of employment, we will request that the Company’s Board of Directors (or its delegate) grant you an equity award with a value of $7,500,000, pursuant to the terms of the Company’s 2014 Equity Incentive Plan.

If approved, $3,750,000.00 of the aggregate value of the award will be awarded in the form of Restricted Stock Units (RSUs), with the remaining value awarded in the form of Performance Restricted Stock Units (PRSUs). The number of RSUs will be determined using the average closing price of New Relic’s common stock as quoted on the New York Stock Exchange (the “NYSE”) for the 30-day calendar period immediately preceding the grant date. The target and maximum number of PRSUs will be determined using the average closing price of New Relic’s common stock as quoted on the NYSE for the 30-day calendar period immediately preceding the grant date.

Your awards will vest, subject to your continued employment with New Relic through each vesting date, as follows:
a.For your RSUs, 1/12th of the total number of units on each quarterly anniversary of your RSU Vesting Commencement Date (which would lead to full vesting three years from the RSU Vesting Commencement Date). We expect your RSU Vesting Commencement Date will be November 15, 2022.
b.For your PRSUs, the amount of units that vest will be dependent upon certain company performance criteria and service vesting conditions, based on three separate Measurement Periods within the Performance Period. For additional details regarding the vesting schedule, please refer to the Performance Unit Award Vesting Criteria set forth in Attachment I to your Grant Notice.

Charles Schwab will notify you via email when your new award has been posted to your account (generally 2-3 weeks after your equity has been granted). Once received, please be sure to follow the link and instructions included in the email so you can read and accept your grant agreement(s) in the Schwab system.

5.Benefits
You will find information about benefit plans offered by the Company in which you may be eligible to participate in the Benefits Guide provided by your recruiter. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents. Nothing in this letter can modify those provisions of the plans.

6.Health Insurance
The Company’s benefits package includes medical, dental, vision, disability, and life insurance. Additional details of insurance benefits will be provided separately. Your insurance benefits are effective from your first day of employment.

7. 401(k) Plan
You will be eligible to participate in New Relic’s 401(k) retirement plan immediately upon starting employment. Additional details of this plan, including the Company’s current match policy, will be provided at hire or can be requested from your recruiter.

8.Time Off and Annual Holidays
You will be eligible for Flex Time Off, which means that you will not accrue paid time off. Instead, you may take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and as approved in advance by your manager. New Relic also has generous paid sick time and medical, parental, volunteer, and other leave programs. The Company observes 11 regular annual paid holidays, which may change from time to time. The Company’s time off, leaves, and holiday policies are subject to change at the Company’s discretion.

9.Company Policies
As an employee of New Relic, you will be subject to our employment policies, which may be modified from time to time. You will be entitled to reimbursement by New Relic for customary business expenses consistent with the policies of the Company. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline.

10.Tax and Other Withholding
The compensation and benefits described in this letter are before tax or other withholdings required or permitted by law. New Relic reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other benefits payable to you, whether as direct compensation or under any applicable compensation or benefit plans.

11.Additional Agreements
Three additional agreements are attached to this offer and must be signed and returned with this letter for your offer to be effective (subject to the Post-Offer Conditions below).

a.Proprietary Information and Inventions Agreement (“PIIAA”) (Exhibit A) Note that if you have items to disclose on the Prior Inventions Form, your offer of employment is subject to review and acceptance by the Company. This post-offer condition will only be satisfied once the Company countersigns your submission to the Prior Inventions Form.
b.Arbitration Agreement (Exhibit B)
c.Change in Control and Severance Agreement. You will be eligible for severance benefits under the terms of the attached Change in Control and Severance Agreement as a “Tier 2” participant, which you should sign and return with this Agreement (Exhibit C).
In addition to the above-referenced agreements, it is also anticipated upon your appointment by our Board of Directors, you will be offered to enter into an Indemnification Agreement in the form then-applicable for the Company’s executive officers and directors.

12.At Will Employment
New Relic is an “at-will” employer. At-will employment is not for a definite period and can be terminated at the choice of either you or the Company, with or without cause, and without prior notice. This “at-will” employment relationship can only be modified in writing by the CEO. Nothing in this letter should be interpreted to alter the at-will nature of your anticipated employment with the Company.

13.Other Employment
By signing this offer, you agree New Relic will be your primary employer and you will prioritize your time, attention, skills to perform your job duties as assigned and delegated to you by New Relic. If you have a side business or consulting/advisory obligations, please get approval through our Legal team before accepting this offer.

14.Representation and Warranty
By signing this offer, you acknowledge that you have received no inducements or representations other than those set forth in this letter that caused you to accept this offer of employment. You represent and warrant to us that the performance of your duties for the Company will not violate any agreement with or trade secrets of any other person or entity and that your duties for the Company, unless we are notified in writing in advance to the General Counsel, will not be limited or restricted by any other agreements or understandings between you and other persons, entities, or companies. You specifically agree to ensure that you do not use or infringe on the confidentiality or intellectual property rights of any current or previous employer. You agree to indemnify the Company against a breach of the representations and warranties in this paragraph.

15.Post-Offer Conditions

In accordance with law, the Company conditions this offer upon:

a.Your timely return of this offer and the attached agreements, duly signed;
b.Completion of acceptable reference checks;
c. Successfully passing a background check, which will include education, employment, credit, and criminal history checks. Our background check provider will send you additional information and consent documents;
d.Confirmation that you are not subject to any relevant legal restrictions on your activities (see “Representation and Warranty” above);
e.Your providing proof of your COVID-19 vaccination or being approved for an accommodation though our medical or religious accommodation process;
f.The Company receiving any export license or other approval from a government or customer that may be required for you to perform all anticipated duties; and
g.Your providing appropriate documentation within three (3) business days of your hire date demonstrating that you have authorization to work in the United States.
This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not change any personal circumstances in reliance on this conditional offer.

16. Conclusion
This offer will remain open for three (3) business days. To indicate your acceptance under the terms here, please sign and date this letter and the other documents enclosed for your signature and return the documents via DocuSign. This offer, once accepted, constitutes the complete and exclusive agreement between you and the Company with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject.
We look forward to having you join us.

[Signature page follows.]

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.
NEW RELIC, INC.
By:/s/ Bill Staples
Name: Bill Staples
Title: Chief Executive Officer

Candidate Signature

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.
EXECUTIVE
/s/ Mark Dodds
Mark Dodds